UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)    April 25, 2007

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-3247	16-0393470
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Riverfront Plaza, Corning, New York	14831
(Address of principal executive offices)	(Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated April 25, 2007 regarding its financial results for the first quarter ended March 31, 2007 and its second quarter 2007 earnings guidance is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated April 25, 2007, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: April 25, 2007	By /s/	KATHERINE A. ASBECK
Katherine A. Asbeck
Senior Vice President - Finance

Exhibit 99

FOR RELEASE — APRIL 25, 2007

Media Relations Contact:	Additional Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces First-Quarter Results

EPS exceeds guidance

LCD market estimates increased

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced first-quarter sales of $1.31 billion and net income of $327 million, or $0.20 per share.

Corning’s first-quarter results include special charges totaling $125 million, or $0.08 per share. Excluding these charges, Corning’s first-quarter net income would have been $452 million, or $0.28 per share. The company’s first-quarter results exceeded its guidance for earnings per share of $0.24 to $0.27. These are non-GAAP financial measures. These and all non-GAAP financial measures are reconciled on the company’s investor relations Web site and in attachments to this news release.

Reflecting on the first-quarter performance, Wendell P. Weeks, president and chief executive officer, said, “We are off to an excellent start this year. We are encouraged that Display Technologies performed as expected and that our new pricing strategy appears to be working. We continue to see progress in our Telecommunications segment and momentum is building for our diesel products.”

Corning’s first-quarter results included the following items: a $110 million non-cash, pretax and after-tax charge primarily reflecting the increase in market value of Corning common stock to be contributed to settle the asbestos litigation related to the Pittsburgh Corning Corporation; and a $15 million pretax and after-tax charge related to the retirement of long-term debt.

First-Quarter Operating Results

Corning’s first-quarter sales of $1.31 billion increased 4 percent over last year’s first-quarter sales of $1.26 billion. Sales declined 5 percent when compared to fourth-quarter 2006 sales of $1.37 billion. Gross margin of 45 percent for the first quarter was even with the first quarter of 2006, and was slightly higher than the 44 percent in the fourth quarter of last year.

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Corning Announces First-Quarter Results

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Equity earnings for the first quarter were $216 million, compared to $272 million in the fourth quarter of 2006, which included $28 million of net nonrecurring gains at Samsung Corning Company, Ltd. Samsung Corning is Corning’s 50-percent owned equity venture in Korea; which manufactures glass panels and funnels for cathode ray tubes for televisions and computer monitors. First-quarter equity earnings include $92 million from Dow Corning Corporation, a 10-percent sequential increase, and lower earnings from Samsung Corning Precision Glass Co., Ltd. (SCP).

First-quarter sales for Corning’s Display Technologies segment were $524 million, down 4 percent from the first quarter of 2006, when Corning’s sales of $547 million were impacted by the panel makers’ inventory buildup. First-quarter sales declined 15 percent from the seasonally high 2006 fourth-quarter sales of $619 million as volume declined 12 percent. Sequential price declines were consistent with the company’s guidance of 1 percent to 2 percent.

Equity earnings from Samsung Corning Precision were $113 million in the first quarter, compared to $147 million in the fourth quarter last year. Samsung Corning Precision’s results reflect sequential volume declines of 5 percent and price reductions in the upper single digits. Samsung Corning Precision is Corning’s 50-percent owned equity venture in Korea, which manufactures liquid crystal display (LCD) glass substrates.

First-quarter Telecommunications segment sales were $439 million, an increase of 11 percent over first-quarter sales of $397 million last year and 9 percent over fourth-quarter sales of $404 million. Corning experienced higher demand than anticipated in the first quarter across most of its telecommunications product lines, including optical fiber, cable and hardware and equipment. Separately, Corning announced that it would begin the partial reopening of its Concord, N.C., optical fiber plant in response to improvements in market demand.

The Environmental Technologies segment had sales of $179 million, a 15-percent increase on both a year-over-year and sequential basis as both automotive and diesel product sales increased.

Weeks noted that diesel sales in the first quarter of this year increased 65 percent over the same period last year. “We are beginning to see the ramp-up of sales in the diesel products business due to the new U.S. 2007 emissions regulations for heavy-duty engines,” Weeks said, adding that this trend should continue into the second half of this year. Last week Corning announced that it would begin equipping select European-market diesel passenger cars for Hyundai·Kia Motors with the company’s DuraTrap® AT filters.

Corning’s Life Sciences segment had first-quarter sales of $76 million, a 6-percent increase over $72 million for the same period a year ago.

Cash Flow/Liquidity Update

Corning ended the first quarter with $2.9 billion in cash and short-term investments, down from $3.2 billion at the end of the fourth quarter last year. The company used $246 million to repay debt during the first quarter, reducing its overall debt level to $1.5 billion.

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Corning Announces First-Quarter Results

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James B. Flaws, vice chairman and chief financial officer, said that the company was encouraged by Moody’s Investor Services’ recent announcement that it is considering a possible upgrade to Corning’s debt ratings, currently at Baa2 with a stable outlook. As is normal for the first quarter, Corning’s free cash flow was slightly negative, “but we expect to achieve our goal of more than $400 million of positive free cash flow for the year,” Flaws said. Free cash flow is a non-GAAP financial measure.

Second-Quarter Outlook

Flaws said that the company expects second-quarter sales to be in the range of $1.40 billion to $1.45 billion and EPS in the range of $0.30 to $0.33 before special items. This EPS estimate is a non-GAAP financial measure and excludes special items. The gross margin percentage for the second quarter is expected to be in the range of 45 percent to 47 percent. Corning expects that its second-quarter corporate tax rate will be between 15 percent and 18 percent.

Corning anticipates that its second-quarter sequential LCD volume growth will be in the range of 8 percent to 12 percent for its wholly owned business and SCP, both individually and in the aggregate. Corning said it is continuing its new pricing strategy in the second quarter. As a result, the company’s price decline guidance for its wholly owned business is unchanged from its first quarter guidance. Corning anticipates that SCP’s price declines will be similar to its wholly owned business.

Flaws said “We believe that the second-quarter volume growth will be driven by the consumer electronics industry’s seasonal buildup in anticipation of the traditionally stronger second half of the year.” Flaws also noted that Corning is continuing to transition its customers to its environmentally friendly EAGLE XG™ glass.

“We now believe that this year’s worldwide LCD TV penetration rate will increase from our original estimate of 33 percent to 36 percent of the color television market. In total, we expect approximately 73 million LCD televisions to be sold in 2007,” Flaws said. Corning’s previous estimate was 68 million LCD televisions.

Flaws said that Corning has also increased its estimate for worldwide glass volume in 2007. “The increase in expected LCD television penetration and average screen size has prompted us to raise our expectation of LCD glass volume growth for 2007. We now expect that total glass volume will grow in a range of 35 percent to 40 percent over last year,” Flaws said. The company estimates that the Taiwan and Japan markets will grow at the upper end of this range, while Korea will likely grow at a rate lower than the range. Corning’s previous estimate was market growth in the “mid-30 percent” range.

Corning’s Telecommunications segment second-quarter sequential sales growth is expected to be in the range of 10 percent to 15 percent, driven primarily by continued growth in fiber and cable and hardware and equipment products.

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Corning Announces First-Quarter Results

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Second-quarter sales in the company’s Environmental Technologies segment are expected to increase about 5 percent sequentially due primarily to expected increases in the company’s diesel products sales. Sales for the Life Sciences segment should be up about 5 percent sequentially.

Equity earnings for the second quarter are expected to increase about 5 percent compared to the first quarter.

“We are pleased with the company’s first quarter performance and believe we are well positioned for the remainder of 2007. The growing penetration rate of LCD televisions and consumers’ desire for larger screen sizes should be favorable for our Display Technologies segment. We are also delighted to see more consistent growth in the telecommunications industry. Finally, global regulations to improve emissions standards have provided us with tremendous opportunities in the heavy-duty and light-duty vehicle markets. Together, these factors give us strong reason to be optimistic about our performance in the second quarter,” Flaws concluded.

Upcoming Investor Meetings

Corning Incorporated Vice Chairman and Chief Financial Officer James B. Flaws and Chief Operating Officer Peter F. Volanakis will be meeting with investors at the Merrill Lynch Tech Gathering in New York on May 1.

Annual Shareholders Meeting

Corning will hold its annual meeting of shareholders on Thursday, April 26 beginning at 11 a.m. EDT in the Corning Museum of Glass auditorium in Corning, N.Y.

First-Quarter Conference Call Information

The company will host a first-quarter conference call on April 25 at 8:30 a.m. EDT. To access the call, dial (210) 234-0000 approximately 10-15 minutes prior to the start of the call. The password is QUARTER ONE. The leader is SOFIO. To listen to a live audio webcast of the call, go to Corning's Web site at www.corning.com/investor_relations and follow the instructions. A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5 p.m. EDT, Wednesday, May 9. To listen, dial (402) 998-1237. No pass code is required. The audio webcast will be archived for one year following the call.

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Corning Announces First-Quarter Results

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Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning’s common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments, or adjustments to deferred tax assets, and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. Corning’s free cash flow financial measures are also non-GAAP measures. The company believes presenting non-GAAP free cash flow; net income and EPS measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These non-GAAP measures are reconciled on the company’s Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes in global economic and political conditions; currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; changes in the mix of sales between premium and non-premium products; new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. Additional risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended March 31,
	2007	2006

Net sales	$1,307	$1,262
Cost of sales	716	689

Gross margin	591	573

Operating expenses:
Selling, general and administrative expenses	214	223
Research, development and engineering expenses	130	124
Amortization of purchased intangibles	3	3
Restructuring, impairment and other charges		6
Asbestos settlement (Note 1)	110	185

Operating income	134	32

Interest income	37	24
Interest expense	(21)	(20)
Loss on repurchases and retirement of debt (Note 2)	(15)
Other income, net	32	20

Income before income taxes	167	56
(Provision) benefit for income taxes	(56)	2

Income before minority interests and equity earnings	111	58
Minority interests		(1)
Equity in earnings of affiliated companies, net of impairments	216	200

Net income	$327	$257

Basic earnings per common share (Note 3)	$0.21	$0.17
Diluted earnings per common share (Note 3)	$0.20	$0.16

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	March 31, 2007	December 31, 2006
Assets

Current assets:
Cash and cash equivalents	$1,123	$1,157
Short-term investments, at fair value	1,765	2,010
Total cash, cash equivalents and short-term investments	2,888	3,167
Trade accounts receivable, net	781	746
Inventories	685	639
Deferred income taxes	38	47
Other current assets	237	199
Total current assets	4,629	4,798

Investments	2,588	2,522
Property, net	5,281	5,193
Goodwill and other intangible assets, net	314	316
Deferred income taxes	116	114
Other assets	233	122

Total Assets	$13,161	$13,065

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$20	$20
Accounts payable	551	631
Other accrued liabilities	1,660	1,668
Total current liabilities	2,231	2,319

Long-term debt	1,466	1,696
Postretirement benefits other than pensions	740	739
Other liabilities	1,034	1,020
Total liabilities	5,471	5,774

Commitments and contingencies
Minority interests	46	45
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,586 million and 1,582 million	793	791
Additional paid-in capital	12,071	12,008
Accumulated deficit	(4,668)	(4,992)
Treasury stock, at cost; Shares held: 18 million and 17 million	(222)	(201)
Accumulated other comprehensive loss	(330)	(360)
Total shareholders’ equity	7,644	7,246

Total Liabilities and Shareholders’ Equity	$13,161	$13,065

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended March 31,
	2007	2006
Cash Flows from Operating Activities:
Net income	$327	$257
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	150	141
Amortization of purchased intangibles	3	3
Asbestos settlement	110	185
Restructuring, impairment and other charges		6
Loss on repurchases of debt	15
Stock compensation charges	36	32
Undistributed earnings of affiliated companies	(67)	(70)
Deferred tax benefit		(62)
Restructuring payments	(11)	(4)
Customer deposits, net of (credits) issued	(33)	(8)
Employee benefit payments (in excess of) less than expense	(92)	15
Changes in certain working capital items:
Trade accounts receivable	(28)	(65)
Inventories	(42)	(46)
Other current assets	(57)	(8)
Accounts payable and other current liabilities, net of restructuring payments	(121)	(195)
Other, net	3
Net cash provided by operating activities	193	181

Cash Flows from Investing Activities:
Capital expenditures	(262)	(280)
Net increase in long-term investments and other long-term assets		(77)
Short-term investments – acquisitions	(553)	(858)
Short-term investments – liquidations	798	735
Net cash used in investing activities	(17)	(480)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(8)	(4)
Retirements of long-term debt	(238)
Proceeds from issuance of common stock, net	4	6
Proceeds from the exercise of stock options	22	219
Other, net		(2)
Net cash (used in) provided by financing activities	(220)	219
Effect of exchange rates on cash	10
Net decrease in cash and cash equivalents	(34)	(80)
Cash and cash equivalents at beginning of period	1,157	1,342

Cash and cash equivalents at end of period	$1,123	$1,262

Certain amounts for 2005 were reclassified to conform to 2006 classifications.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Life Sciences	All Other	Total
Three months ended
March 31, 2007
Net sales	$524	$439	$179	$76	$89	$1,307
Depreciation (1)	$81	$33	$21	$5	$8	$148
Amortization of
purchased
intangibles		$3				$3
Research, development
and engineering
expenses (2)	$27	$19	$30	$12	$9	$97
Income tax provision	$(41)	$(14)	$(4)			$(59)
Earnings (loss) before
minority interest and
equity earnings (3)	$267	$28	$9		$(1)	$303
Equity in earnings
of affiliated
companies	$113	$1			$9	$123
Net income	$380	$29	$9		$8	$426

Three months ended
March 31, 2006
Net sales	$547	$397	$155	$72	$91	$1,262
Depreciation (1)	$62	$42	$20	$5	$10	$139
Amortization of
purchased
intangibles		$3				$3
Research, development
and engineering
expenses (2)	$30	$20	$30	$13	$8	$101
Restructuring, impairment
and other charges
and (credits)
(before-tax and
minority interest)		$6				$6
Income tax provision	$(29)	$(6)			$(3)	$(38)
Earnings (loss) before
minority interest
and equity earnings
(loss) (3)	275	$(2)		$(5)	$2	$270
Minority interests		$1			$(2)	$(1)
Equity in earnings
(loss) of affiliated
companies (4)	$142	$2	$(1)		$(13)	$130
Net income (loss)	$417	$1	$(1)	$(5)	$(13)	$399

(1)

Depreciation expense for Corning’s reportable segments is recorded based on the assets of each segment and also includes an allocation of depreciation of corporate property not specifically identifiable to a segment.

(2)	Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

(4)

In the first quarter of 2006, equity in earnings (loss) of affiliated companies includes a charge of $21 million for Corning’s share of Samsung Corning’s impairment of certain manufacturing assets and other charges.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income (loss) follows (in millions):

	Three months ended March 31,
	2007	2006
Net income of reportable segments	$426	$399
Unallocated amounts:
Net financing costs (1)	8	(8)
Stock-based compensation expense	(36)	(32)
Exploratory research (2)	(28)	(21)
Corporate contributions	(14)	(8)
Equity in earnings of affiliated companies, net of impairments	93	70
Asbestos settlement (3)	(110)	(185)
Other corporate items (4)	(12)	42
Net income	$327	$257

(1)	Net financing costs include interest expense, interest income, and interest costs and investment gains associated with benefit plans.
(2)	Exploratory research includes $10 million of development spending in 2007.
(3)

The asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation (PCC) reorganization plan, when the reorganization plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe (PCE), and 25 million shares of Corning common stock to a trust. Corning also agreed to make cash payments over the six years from the effective date of the settlement and to assign certain insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement. The asbestos liability requires adjustment to fair value based upon movements in Corning’s common stock price prior to contribution of the shares to the trust as well as change in the estimated fair value of the other components of the settlement offer. In the first quarter of 2007 and 2006, Corning recorded a charge of $101 million and $182 million, respectively, to reflect the movement in Corning’s common stock price in each year and changes of $9 million and $3 million, respectively, to reflect changes in the estimated fair value of the other components of the settlement offer.

(4)	Other corporate items include the tax impact of the unallocated amounts. In addition, the following items are also included:
•	In the first quarter of 2007, loss of $15 million from the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.
•	In the first quarter of 2006, a $38 million tax benefit from the release of our valuation allowance on Germany trade taxes.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. The proposed settlement, if approved, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe N.V. (PCE), a Belgian corporation, and contribute 25 million shares of Corning common stock. Corning also agreed to make cash payments with a value of $131 million, in March 2003, over six years from the effective date of the settlement and to assign insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement.

As a result of the proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. In the first quarter of 2007, Corning recorded a charge of $110 million (pretax and after-tax) including a mark-to-market charge of $101 million reflecting the increase in Corning’s common stock from December 31, 2006 to March 31, 2007 and a $9 million charge to adjust the estimated fair value of certain other components of the proposed asbestos settlement.

Beginning with the first quarter of 2003, Corning has recorded total net charges of $927 million to reflect the estimated fair value of our asbestos liability.

2.	Loss on Repurchase of Debt

In the first quarter of 2007, Corning recognized a loss of $15 million upon the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.

3.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended March 31,		Three months ended December 31,
	2007	2006	2006

Basic	1,563	1,541	1,557
Diluted	1,600	1,592	1,596
Diluted used for non-GAAP measures	1,600	1,592	1,596

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2007	2006
	Q1	Q1	Q2	Q3	Q4	Total

Display Technologies	$524	$547	$461	$506	$619	$2,133

Telecommunications
Fiber and cable	211	205	234	241	197	877
Hardware and equipment	228	192	238	215	207	852
	439	397	472	456	404	1,729

Environmental Technologies
Automotive	123	121	113	112	105	451
Diesel	56	34	39	41	50	164
	179	155	152	153	155	615

Life Sciences	76	72	75	68	72	287

Other	89	91	101	99	119	410

Total	$1,307	$1,262	$1,261	$1,282	$1,369	$5,174

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2007 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$0.28	$292	$452

Special items:
Asbestos settlement (a)	(0.07)	(110)	(110)

Loss on repurchase of debt, net (b)	(0.01)	(15)	(15)

Total EPS and net income	$0.20	$167	$327

(a)

As a result of Corning’s proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. In the first quarter of 2007, Corning recorded a charge of $110 million (before- and after-tax) including a charge of $101 million for the change in Corning’s common stock price of $22.74 at March 31, 2007, compared to $18.71 at December 31, 2006 and a $9 million charge for the change in the estimated fair value of certain other components of the proposed asbestos settlement liability.

(b)	Amount reflects a $15 million loss on the repurchase of $223 million principal amount of our 6.25% Euro notes due 2010.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended December 31, 2006

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the fourth quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income (Loss)

Earnings per share (EPS) and net income, excluding special items	$0.31	$282	$488

Special items:
Restructuring, impairment, and other (charges) and credits (a)	(0.03)	(44)	(44)

Asbestos settlement (b)	0.09	139	139

Provision for income taxes (c)	0.02		35

Equity in earnings of affiliated companies (d)	0.02		28

Total EPS and net income	$0.41	$377	$646

(a)	Amount represents a $44 million asset impairment charge for certain long-lived assets in our Telecommunications segment.

(b)

As a result of Corning’s proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning’s quarterly results until the date of the contribution to the settlement trust. In the fourth quarter of 2006, Corning recorded a credit of $139 million (before- and after-tax) including a credit of $143 million for the change in Corning’s common stock price of $18.71 at December 31, 2006, compared to $24.41 at September 30, 2006 and a $4 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(c)	Amount reflects a $35 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany.

(d)

Amount reflects the following items which increased Corning’s equity earnings by $28 million (net) in 2006: an impairment charge for certain long-lived assets of Samsung Corning; the impact of Samsung Corning’s establishment of a valuation allowance against certain deferred tax assets; a gain on the sale of land at Samsung Corning; and Corning’s share of a favorable tax settlement from the completion of an IRS examination at Dow Corning.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2007 and December 31, 2006

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three months ended March 31, 2007 and December 31, 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended March 31, 2007	Three months ended December 31, 2006

Cash flows from operating activities	$193	$628

Less: Cash flows from investing activities	(17)	(467)

Plus: Short-term investments – acquisitions	553	551

Less: Short-term investments – liquidations	(798)	(373)

Free cash flow	$(69)	$339

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Years Ended December 31, 2006, 2005 and 2004

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the years ended December 31, 2006, 2005 and 2004 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004

Cash flows from operating activities	$1,803	$1,939	$1,009

Less: Cash flows from investing activities	(2,181)	(1,712)	(992)

Plus: Short-term investments – acquisitions	2,894	1,668	1,685

Less: Short-term investments – liquidations	(1,976)	(1,452)	(1,389)

Free cash flow	$540	$443	$313

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2007

(Unaudited; amounts in millions, except per share amounts)

Corning’s earnings per share (EPS) excluding special items for the second quarter of 2007 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.

Range
Guidance: EPS excluding special items	$0.30	$0.33

Special items:
Restructuring, impairment, and other (charges) and credits (a)

Asbestos settlement (b)

Earnings per share

This schedule will be updated as additional announcements occur.

(a)

From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b)

As part of Corning’s asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, if the reorganization plan is approved, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning’s common stock price prior to contribution of the shares to the trust. In the second quarter of 2007, Corning will record a charge or credit for the change in its common stock price as of June 30, 2007 compared to $22.74, the common stock price at March 31, 2007. In addition, Corning will record an adjustment to the asbestos liability to reflect the change in fair value of any of the other components of the proposed asbestos settlement.

Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's second quarter 2007 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.

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